As filed with the Securities and Exchange Commission on November 3, 2003

Registration No. ___-_____

________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

06-0853042
(I.R.S. Employer Identification No.)

3 Great Pasture Road
Danbury, Connecticut 06813
(203) 825-6000
(Address of Principal Executive Offices)

Global Thermoelectric Inc. Amended Incentive Stock Option Plan
(Full Title of the Plan)

Jerry D. Leitman
FuelCell Energy, Inc.
Chairman of the Board, Chief Executive Officer and President
3 Great Pasture Road
Danbury, Connecticut 06813
(Name and Address of Agent For Service)

(203) 825-6000
(Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:

Richard A. Krantz, Esq.
Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, Connecticut 06904-2305

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock, par value $.0001 per share	356,596	$14.62	$5,213,433.52	$421.77

(1) Represents up to 356,596 shares of FuelCell Common Stock issuable pursuant to awards granted or to be granted under the Global Thermoelectric Inc. Amended Incentive Stock Option Plan, plus, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.  On November 3, 2003, Global became a consolidated subsidiary of FuelCell in a share-for-share exchange pursuant to a certain Plan of Arrangement, as provided for in a Combination Agreement, dated as of August 4, 2003, between FuelCell and Global.  The Plan of Arrangement was approved by the stockholders of FuelCell at a Special Meeting held on October 31, 2003, for which proxies were solicited by the Board of Directors of FuelCell pursuant to a certain Joint Management Information Circular and Proxy Statement, and was approved by the Court of Queen's Bench of Alberta on October 31, 2003.  Under the terms of the combination, among other things, each option to purchase shares of Global common stock that was outstanding at the effective time of the combination was assumed by FuelCell and now represents an option to purchase FuelCell common stock in accordance with the option's terms (subject to appropriate adjustment of the exercise price and the number of shares underlying the option based upon the exchange ratio (.279) used in the combination).  This registration statement on Form S-8 registers shares of FuelCell common stock that may be issued upon exercise of the Global stock options that were assumed by FuelCell in the combination.

(2) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the last reported sales price of FuelCell's common stock on the Nasdaq National Market on October 28, 2003 (which was $14.62).

EXPLANATORY NOTE

On August 4, 2003, FuelCell Energy, Inc. entered into a combination agreement with Global Thermoelectric Inc. to combine Global with FuelCell in a share-for-share exchange pursuant to a Plan of Arrangement to be submitted for approval by the Court of Queen's Bench of Alberta.  On October 31, 2003, the stockholders of FuelCell approved the combination.  On October 31, 2003, the shareholders of Global approved the combination.  On October 31, 2003, the Court of Queen's Bench of Alberta issued an order approving the combination.  On November 3, 2003, the combination transaction closed.  Under the terms of the combination, among other things, Global became a consolidated subsidiary of FuelCell, and each option to purchase shares of Global common stock that was outstanding at the effective time of the combination was assumed by FuelCell and now represents an option to purchase FuelCell common stock in accordance with the option's terms (subject to appropriate adjustment of the exercise price and the number of shares underlying the option based upon the exchange ratio (.279) used in the combination).  This registration statement on Form S-8 registers shares of FuelCell common stock that may be issued upon exercise of the Global stock options that were assumed by FuelCell in the combination.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

                There are incorporated herein by reference the following documents of FuelCell Energy, Inc. filed with the Commission:

  FuelCell's annual report on Form 10-K for the fiscal year ended October 31, 2002.

  FuelCell's annual report on Form 10-K/A for the fiscal year ended October 31, 2002, as filed with the Commission on September 26, 2003.

  FuelCell's quarterly report on Form 10-Q for the quarter ended January 31, 2003.

  FuelCell's quarterly report on Form 10-Q for the quarter ended April 30, 2003.

  FuelCell's quarterly report on Form 10-Q for the quarter ended July 31, 2003.

  FuelCell's current report on Form 8-K filed on May 1, 2003.

  FuelCell's current report on Form 8-K filed on June 3, 2003.

  FuelCell's current report on Form 8-K filed on August 5, 2003.

  FuelCell's current report on Form 8-K filed on September 9, 2003.

  FuelCell's definitive proxy statement dated February 14, 2003, filed in connection with its 2003 annual meeting of shareholders.

  The consolidated balance sheet of Global Thermoelectric Inc. as at December 31, 2002 and the consolidated statements of operations and accumulated deficit and cash flows for the year then ended, the consolidated balance sheet of Global Thermoelectric Inc. as at June 30, 2003 and the consolidated statements of operations and accumulated deficit and cash flows for the six months ended June 30, 2003 and the Unaudited Pro Forma Condensed Combined Balance Sheet of FuelCell Energy, Inc. as of July 31, 2003 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended October 31, 2002 and for the nine months ended July 31, 2003, all as contained in the Joint Management Information Circular and Proxy Statement that FuelCell filed with the Securities and Exchange Commission on Schedule 14A on October 6, 2003.

  The description of FuelCell's common stock contained in FuelCell's registration statement on Form 8-A, dated June 6, 2000, including any amendment to that form that FuelCell may file in the future for the purpose of updating the description of FuelCell's common stock.

All documents filed by FuelCell pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a Post-Effective Amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters those securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

                Not applicable.

Item 5.    Interests of Named Experts and Counsel.

                Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

The registrant's certificate of incorporation provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

Pursuant to Section 102(b) (7) of the Delaware General Corporation Law, the registrant's certificate of incorporation eliminates the liability of its directors to it or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

The registrant maintains directors' and officers' liability insurance policies. The registrant's by‑laws provide for indemnification of the registrant's officers and directors to the fullest extent permitted by applicable law.

Item 7.    Exemption from Registration Claimed.

                Not applicable.

Item 8.    Exhibits.

Exhibit
Number                  Exhibit

4.1           Certificate of Incorporation of the registrant, as amended, (incorporated by reference to Exhibit 3.1 contained in the registrant's Current Report on Form 8-K dated September 21, 1999)

4.1.1        Certificate of Designation of Series A Preferred Stock of FuelCell Energy, Inc.

4.2           Restated By-Laws of the registrant, dated July 13, 1999 (incorporated by reference to Exhibit 3.2 contained in the registrant's Current Report on Form 8-K dated September 21, 1999)

4.3           Specimen of Common Share Certificate (incorporated by reference to Exhibit 4 contained in the registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999)

4.4           Global Thermoelectric Inc. Amended Incentive Stock Option Plan

5.1           Opinion of Robinson & Cole LLP

23.1         Consent of Robinson & Cole LLP (included in Exhibit 5.1)

23.2         Consent of KPMG LLP

23.3         Consent of PricewaterhouseCoopers LLP

24.1         Power of Attorney (included on signature page of registration statement)

Item 9.    Undertakings.

                The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (5)           That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on October 28, 2003.

FUELCELL ENERGY, INC.

/s/ Joseph G. Mahler
Joseph G. Mahler Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Accounting and Financial Officer)

Each such person whose signature appears below hereby appoints Jerry D. Leitman and Joseph G. Mahler, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jerry D. Leitman	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 22, 2003
Jerry D. Leitman
/s/ Joseph G. Mahler	Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Accounting and Financial Officer)	September 22, 2003
Joseph G. Mahler
/s/ Warren D. Bagatelle	Director	September 22, 2003
Warren D. Bagatelle

Signature	Capacity	Date

/s/ Christopher R. Bentley	Executive Vice President, Chief Operating Officer and Director	September 22, 2003
Christopher R. Bentley
/s/ Michael Bode	Director	September 22, 2003
Michael Bode
/s/ Thomas R. Casten	Director	September 22, 2003
Thomas R. Casten
/s/ James D. Gerson	Director	September 22, 2003
James D. Gerson
Director
Thomas L. Kempner
/s/ William A. Lawson	Director	September 22, 2003
William A. Lawson
/s/ Hansraj C. Maru	Executive Vice President, Chief Technology Officer and Director	September 22, 2003
Hansraj C. Maru
/s/ Charles J. Murphy	Director	September 22, 2003
Charles J. Murphy
Director
John A. Rolls

EXHIBIT INDEX

Exhibit
Number                  Exhibit

4.1           Certificate of Incorporation of the registrant, as amended, (incorporated by reference to Exhibit 3.1 contained in the registrant's Current Report on Form 8-K dated September 21, 1999)

4.1.1        Certificate of Designation of Series A Preferred Stock of FuelCell Energy, Inc.

4.2           Restated By-Laws of the registrant, dated July 13, 1999 (incorporated by reference to Exhibit 3.2 contained in the registrant's Current Report on Form 8-K dated September 21, 1999)

4.3           Specimen of Common Share Certificate (incorporated by reference to Exhibit 4 contained in the registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999)

4.4           Global Thermoelectric Inc. Amended Incentive Stock Option Plan

5.1           Opinion of Robinson & Cole LLP

23.1         Consent of Robinson & Cole LLP (included in Exhibit 5.1)

23.2         Consent of KPMG LLP

23.3         Consent of PricewaterhouseCoopers LLP

24.1         Power of Attorney (included on signature page of registration statement)